Exhibit 99.3

Press Release

Big Lots Announces CEO Planned Retirement And Transition Plan For The Coming Year

COLUMBUS, Ohio, Dec. 4, 2012 /PRNewswire/ -- Big Lots, Inc. (NYSE: BIG) today announced that Steven S. Fishman informed the Company of his desire to retire from his role as Chairman, CEO and President. As part of an orderly leadership transition, Mr. Fishman will continue to serve in his current roles until his successor is appointed. The Board has retained Korn/Ferry International to conduct a search, both internally and externally, for CEO candidates to succeed Mr. Fishman.

"In his role as CEO, Steve provided Big Lots with outstanding leadership and financial results during his tenure," said Philip E. Mallott, a 9-year member of the Company's Board of Directors and Chairman of the Board's Audit Committee. "After nearly 40 years in retail, the Board of Directors understands and supports his desire to shift his focus and put his family first. We are pleased he has agreed to play a continuing role with the Company during the transition and provide his continued services and expertise to the Company in a consulting capacity following his retirement."

Since assuming the CEO role, Mr. Fishman and his team enjoyed tremendous success including:

•	Record levels of sales and productivity per selling square foot

•	Growing U.S. operating profit to $358 million in fiscal 2011, compared to $27 million in fiscal 2005

•	Growing U.S. income from continuing operations to $220 million in fiscal 2011 from $21 million in fiscal 2005

•	Generating $2.2 billion of U.S. operating cash flow

•	Returning $1.9 billion of cash to shareholders in the form of share repurchase activity

•	Improving inventory turnover by 20% since fiscal 2005

•	International Expansion into Canada

"This is an important time for my family and me," Mr. Fishman stated. "We're excited about embarking on this new chapter in our lives and I'm looking forward to continuing with Big Lots in my new role. I'd like to thank the Big Lots associates for their support, dedication, and hard work as we continue together on the journey toward our goals."

SOURCE Big Lots, Inc.

Andrew D. Regrut, Director, Investor Relations, +1-614-278-6622